KINGSTONE

FOR IMMEDIATE RELEASE

KINGSTONE COMPANIES ANNOUNCES CHANGES TO REINSURANCE TREATY

Kingston, NY — August 22, 2018 – Kingstone Companies, Inc. (Nasdaq CM: KINS) (the "Company" or "Kingstone"), a multi-line regional property and casualty insurance holding company, today announced that the Company's wholly-owned subsidiary, Kingstone Insurance Company ("KICO"), has reduced its personal lines quota share treaty ceding percentage to 10%, down from 20%, effective July 1, 2018. The treaty remains on a "net" of catastrophe reinsurance basis, as KICO secures all catastrophe reinsurance coverage directly, outside of the quota share arrangement. The treaty is scheduled to expire on June 30, 2019.

Kingstone's Chief Operating Officer Dale Thatcher stated, "This gives us an excellent opportunity to keep more of the profitable business we write and to more effectively utilize the capital we've raised over the past year. We deeply appreciate the support our reinsurers have given us over the years as we've grown and moved into a position to increase our retention. This is a real win for Kingstone shareholders."

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Rhode Island, Massachusetts, New Hampshire, Connecticut, and Texas. Kingstone offers property and casualty insurance products to individuals and small businesses in New York, New Jersey, Rhode Island, Massachusetts, Maine and Pennsylvania.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319